EXHIBIT 2.1


                              June 25, 1997


MS Financial, Inc.
715 S. Pear Orchard Road
Ridgeland, MS  39157

Gentlemen:

     This letter confirms our agreement that the Agreement and Plan of Merger by and among us dated as of February 7, 1997 (the
"Merger Agreement") is amended as follows:

     1. Sections 1.2 (g) and (h) of the Merger Agreement and all references to Sections 1.2 (g) and (h) in the Merger
     Agreement are deleted;

     2. Sections 1.2 (d) of the Merger Agreement is amended to read in its entirety as follows:

          "(d)      Maximum and Minimum Exchange Ratio.
     Notwithstanding the provisions of Section 1.2 (c) above and except for any adjustment made pursuant to Section 1.2 (e), in no event will the Exchange Ratio exceed .37 or be less than 0.28."

     3.   Sections 2.2 (f), 8.2, 8.3, 8.4, 8.5, 8.6, 8.10, 8.37,
     8.61 and 8.70 of the Merger Agreement are deleted;

     4. Section 7.1 (b) of the Merger Agreement is amended by changing the date reference therein from "June 30, 1997" to "August 15, 1997"; and

     5. Section 8.77 of the Merger Agreement is amended to read in its entirety as follows:

          "8.77.    "Per Share Amount" means $1.63, or such
     amount adjusted pursuant to Section 1.2 (e) if such an adjustment is to be made."

     Please acknowledge your agreement to the foregoing by signing this letter in the space provided below.


                              Sincerely,

                              SEARCH FINANCIAL SERVICES, INC.


                              By:  /s/ George C. Evans
                                   George C. Evans
                                   Chairman of the Board and
                                   Chief Executive Officer


                              SEARCH CAPITAL ACQUISITION CORP.


                              By:  /s/ Robert D. Idzi
                                   Robert D. Idzi
                                   Senior Executive Vice
                                   President


Agreed:

MS FINANCIAL, INC.


By:  /s/ James B. Stuart, Jr.
     James B. Stuart, Jr.
     Chairman of the Board

     The undersigned acknowledge (1) their agreement to the foregoing amendments to the Merger Agreement (the "Amendment"),
(2) that the Stockholders Agreement dated as of February 7, 1997 by and among Search Financial Services Inc. and the undersigned (the "Stockholders Agreement") remains in full force and effect and (3) that all references in the Stockholders Agreement to the Merger Agreement shall be to the Merger Agreement as amended by the Amendment.

                              MS FINANCIAL SERVICES, INC.


                              By:  /s/ James B. Stuart, Jr.
                                   James B. Stuart, Jr.
                                   President


                              MS DIVERSIFIED CORPORATION


                              By:  /s/ James B. Stuart, Jr.
                                   James B. Stuart, Jr.
                                   President

                              GOLDER, THOMA, CRESSY, RAUNER
                              FUND IV, L.P.


                              By:  GTCR IV, L.P., its General
                                   Partner

                                   By:  Golder, Thoma, Cressy,
                                   Rauner, Inc., its General
                                   Partner

                                   By:   /s/Donald J. Edwards
                                        Donald J. Edwards